UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM 8-K
______________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2017

NVIDIA CORPORATION (Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 San Tomas Expressway, Santa Clara, CA (Address of principal executive offices)	95050 (Zip Code)
Registrant’s telephone number, including area code: (408) 486-2000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 18, 2017, the Board of Directors of NVIDIA Corporation (“NVIDIA” or the “Company”) appointed Tim Teter as senior vice president, general counsel and secretary of NVIDIA, contingent upon the commencement of his employment which is expected on January 23, 2017.
Mr. Teter, age 50, most recently served as a partner at the law firm of Cooley LLP, where for more than two decades he focused on litigating patent and technology related matters. Previous to attending law school, he worked as an engineer at Lockheed Missiles and Space Company. Mr. Teter holds a B.S. in Mechanical Engineering from the University of California at Davis and a J.D. from Stanford Law School.
Mr. Teter will assume leadership of the legal department from David M. Shannon, who in June 2016 announced his intention to retire as the Company’s chief administrative officer, responsible for legal and human resources functions. Mr. Shannon will continue to lead human resources at this time and he intends to assist on legal matters until his retirement.
Mr. Teter’s offer letter provides that Mr. Teter will be employed by NVIDIA “at will” and contains the following additional terms:

(1)	He will receive an annual base salary of $850,000;
(2)
Beginning with the Company’s fiscal year 2018, he will be eligible to receive annual incentive compensation targeted at $250,000 pursuant to a variable compensation plan adopted by the Company’s Compensation Committee;

(3)
He will receive an anniversary bonus of $450,000 on the one year anniversary of his employment start date, subject to his continued employment, which must be repaid to NVIDIA if he resigns or is terminated prior to his second anniversary of his employment;

(4)
He will receive a grant of Restricted Stock Units (RSUs) at a target value of $5,800,000. The number of RSUs granted will be determined by dividing $5,800,000 by the closing price of NVIDIA’s Common Stock on the day before grant (which will be the 6th business day of the month immediately following Mr. Teter’s employment start date), rounded to the nearest 100 RSUs. The RSUs will vest and be issued approximately over a four (4) year period, with 25% of the shares subject to the RSU being issued on March 21, 2018 and 6.25% of the shares subject to the RSU being issued every three months thereafter, on the third Wednesdays in March, June and September, and on the second Wednesday in December; provided in each case he remains employed with NVIDIA on each vesting/issuance date. The terms of the RSUs will be governed by the Amended and Restated NVIDIA Corporation 2007 Equity Incentive Plan, filed as Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 23, 2016, and the form of RSU grant notice and RSU  agreement filed as Exhibit 10.23 to the Quarterly Report on Form 10-Q for the quarterly period ended April 26, 2015, filed with the SEC on May 20, 2015;

(5)
He will be eligible to participate in the Amended and Restated NVIDIA Corporation 2012 Employee Stock Purchase Plan, which is filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarterly period ended April 26, 2015 filed with the SEC on May 20, 2015; and

(6)	He will be eligible to participate in our comprehensive benefits programs.

A copy of the offer letter is filed hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the offer letter is subject to, and qualified in its entirety by, the offer letter.
Mr. Teter is also expected to enter into NVIDIA’s standard indemnity agreement, filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on March 7, 2006, which would require NVIDIA to indemnify Mr. Teter, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Mr. Teter as a result of being made a party to certain actions, suits, proceedings and the like by reason of his position as an officer of NVIDIA.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated December 16, 2016, between NVIDIA Corporation and Tim Teter

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation
Date: January 19, 2017	By: /s/ David M. Shannon
David M. Shannon
EVP, Chief Administrative Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter, dated December 16, 2016, between NVIDIA Corporation and Tim Teter